BJB GLOBAL INCOME FUND

             AMENDMENT NO. 2 TO THE MASTER TRUST AGREEMENT
  (Change of Name of the Fund and Designation of Additional Sub-Trust)

     The undersigned, Assistant Secretary of BJB Global Income Fund (the "Fund"), does hereby certify that pursuant to Article I, Section 1.1 and
Article VII, Section 7.3 of the Master Trust Agreement dated April 30, 1992, the following votes were duly adopted by the Board of Trustees at a Regular Meeting of the Board held on September 15, 1993:

VOTED: That the name of the Fund previously established and designated pursuant to the Fund's Master Trust Agreement be modified and amended as set forth below:

        Current Name:                         Name as Amended:
        -------------                         ----------------

        BJB Global Income Fund                BJB Investment Funds

        ;and further

VOTED: That the master Trust Agreement is hereby amended so as to establish and designate a new Sub-Trust of the Trust, such Sub-Trust to be known as "BJB International Equity Fund", and that the number of shares of such Sub-Trust which the Trust is authorized to issue is an unlimited number of shares of beneficial interest, all without par value, with the shares of such Sub-Trust having such relative rights and preferences as set forth in the Master Trust Agreement for separate Sub-Trusts; and further

VOTED: That the appropriate officers of the Fund be, and each hereby is, authorized to execute and file any notices required to be filed reflecting the foregoing changes; to execute amendments to the Fund's Master Trust Agreement and By-Laws reflecting the foregoing change; and to execute and file all requisite certificates, documents and instruments and to take such other actions required to cause said amendment to become effective and to pay all requisite fees and expenses incident thereto.

        IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 16th day of September, 1993.

                                            /s/ Lee D. Augsburger
                                            ----------------------------
                                            Lee D. Augsburger
                                            Assistant Secretary